CEC NORTH STAR

LETTER TO SHARE HOLDERS of CEC North Star Ltd.

DECEMBER 6, 2013

CORPORATE UPDATE

Dear Shareholders:

We are pleased to advise you of the significant steps forward we have recently taken to advance with our development programs for the company to target dividend payments to our shareholders.

The Executive Summary of our Plan of Development (POD) you had the chance to review earlier as well as information on the company's website provides considerable information how our objectives will be achieved including the operational road map which is currently being executed.

To finance these steps, we have negotiated and signed a mandate with a strong Switzerland based financing group to arrange a C$ 30M milestone-based project financing following a staged approach of capex requirements.

The required equity amount has been determined to be C$ 15M at the negotiated price of C$ 38.00 a share with a callable warrant at C$ 76.00 triggered by milestone events of either 3,000 barrels a day of daily production or the first 25 production wells drilled.

If fully exercised this would provide a total financing capacity of C$ 45M to the company, however the warrant holders do have a early conversion right pre achievement of the milestone to exercise at C$ 57.00/share making C$ 37.5M the total equity component of this project financing matching the optimum case scenario development plan.

CEC NORTH STAR

The C$ 38.00 price per share was determined based on the conservative GLJ PIIP estimates and with a significant risk adjustment for a pre-production, pre-IPO company taken for the benefit of the new shareholders. Using the lowest price on the warrants prices the average of the shares and warrant financing at C$ 45.00 per share. Post this financing it gives the company a valuation of C$ 810,000,000 today, applying standard market valuation methodologies.

The funding group was able to close quickly the first tranche of C$ 8,000,000 for the minimum case set out in page 13 of the executive summary within the time frame agreed.

This allowed us to confirm to our operations team to proceed in Q1/2014 with the planning and execution of the First Elkton well pads for commercial production wells.

Concurrent with that we have decided to advance on our Bluesky Gething project where we see additional primary production opportunities, then giving us 2 projects that are moving forward following a staged commercial production process.

The funding group has also been given the mandate of planning the IPO with the objective of developing an initial plan by the end of January 2014. The consensus is however that the company will wait for the Q1/2014 commercial results as in particular the BlueSky Gething project will be further characterized and we expect a upgrading of the initial 400m barrels assigned to it by GLJ to come closer to our internal estimates of 800 million to 1 billion barrels PIIP.

That is significant, but even more leverage is provided over the next 12 months by executing the development plan. Our market capitalization of approximately C$ 810,000,000 today based on the substantially risk discount of a pre production pricing matrix equates to 35 cents a barrel in the ground today.

With the development plan over the next 12 months we will be able to increase the value dynamically by 3 to 5 times by moving the pricing matrix used for brokered financing from PIIP to Recoverable Barrels.

CEC NORTH STAR

To understand the simple difference we provide the following industry standards:

In heavy oil sands projects based on current technology being, primary, then enhanced recovery, ultimately followed by thermal recovery it is possible to recover 40 percent of the oil in the ground. Newer technologies are reporting a recovery rate as high as 60 percent.

Using the conservative initial estimates provided by GLJ of 1.6 billion barrels PIIP and only 40 percent recovery the company would have 640,000,000 recoverable barrels. Market transactions based on recoverable barrels have been as high as $10.80 a barrel.

We are now at the stage that by executing the step-by-step POD plan of our existing asset base our current Market Capitalization can move to C$ 3.2 billion based on moving the matrix described above to recoverable barrels. We believe a substantial increase in share value can be achieved in the coming 12 months leading to a much higher valuation at the IPO than it can be projected today.

When the balance of the current project financing is funded by the required date of March 15, 2014 and the milestones of development are achieved timely the complete capex requirements will be fulfilled with no additional dilution occurring into the CEC North Star IPO.

This sets our target NAV at C$ 188.00 per share prior to negotiating a broker risk adjustment at the IPO.

Garry Tighe
Chairman of the Board

CEC NORTH STAR

FORWARD-LOOKING STATEMENTS

This letter contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words "may", "would", "could", "will", "intend", "plan", "anticipate", "believe", "estimate", "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect CEC North Star Energy LTD's ("CEC") current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by CEC with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. CEC does not intend and does not assume any obligation to update these forward looking statements. – all dollars unless otherwise designated are Cdn.

The information on this letter contains the terms "estimated reserves based on "forecast pricing". We advise investors that although these terms are recognized and required by Canadian securities regulations (under National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities), the US Securities and Exchange Commission does not recognize these terms. In addition, "estimated reserve value" has an amount of uncertainty as to their existence, and economic and legal feasibility .

CAUTIONARY NOTE TO U.S. READERS and potential INVESTORS – The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions and constant pricing. We use certain terms on this presentation, such as economic forecast based on escalating pricing, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. You can also obtain this form from the SEC by calling 1-800-SEC-0330.

Our securities are not traded on any stock exchange in Canada and thus, CEC is not subject to regulation by any Canadian stock exchange. Our securities are also not registered under the United States Securities Act of 1933 nor are they traded on any securities or stock exchange in the United States. As a result, we are not presently subject to the reporting, certification or other requirements imposed on U.S. registered issuers under, among other things, U.S. Sarbanes-Oxley Act of 2002 ("SOX").